Exhibit 10.13

Employment Agreement

Employment Agreement (this “Agreement”) dated as of August 1, 2012 by and between Prospect Global Resources Inc. a Nevada corporation (the “Company”), and Chad Brownstein (the “Executive”).

WHEREAS, the Company recognizes that the Executive’s talents and abilities are unique, and are integral to the success of the Company, and thus wishes to secure the ongoing services of the Executive on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth below, Company and the Executive agree as follows:

1.              Employment:  The Company hereby agrees to employ the Executive as Executive Vice Chairman (“EVC”) of the Company, and the Executive hereby accepts such employment, commencing on the date hereof (the “Effective Date”) on the terms and conditions set forth below.  The Executive shall devote all of his professional time with respect to natural resources to the Company; provided that nothing contained herein shall preclude the Executive from managing personal investments, participating in charitable, community, and academic activities, and serving as a member of the board of directors (and any board committees) of companies or non-profit entities that do not compete with the Company.

2.              Compensation and Related Matters:

a.              Base Salary. During the Executive’s term of service commencing on the Effective Date (the “Employment Period”), the Company shall pay the Executive a base salary at the rate of not less than $375,000 per year (“Base Salary”).  The Executive’s Base Salary shall be paid in accordance with the Company’s normal payroll practice.  The Executive’s Base Salary shall be reviewed at least annually by the Company in accordance with its procedures for reviewing the compensation of senior officers, and may be increased, but not decreased, in the Company’s discretion, other than as part of a general reduction of senior management base compensation that does not apply disproportionately to the Executive.  If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this agreement.

b.              Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2012 (“Fiscal Year 2012”), the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee (the “Annual Bonus”).

c.               Vacation: The Executive shall be entitled to four weeks of vacation per fiscal year. Up to three weeks of vacation not taken during the applicable fiscal year shall be carried over to the next following fiscal year.  Vacation shall accrue to the Executive at rate of not less than one week per quarter in advance.

d.              Expenses: The Company will reimburse the Executive for all expenses related to Company business, including, but not limited to travel, marketing, communication, due diligence, legal fees and expenses, etc.

e.               Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

f.                Professional Development.  The Company will reimburse the Executive for education and professional development expenses related to courses or programs selected by the Executive in the natural resources or financial services sectors up to $10,000 per calendar year. The Executive may take such courses during normal business hours and will not be required to utilize vacation time.

3.              Responsibilities: As the EVC, the Executive will assist the Company’s President and Chief Executive Officer in developing the Company’s strategic direction, identifying and pursuing acquisition targets and debt and equity financing, and personnel hiring.  The EVC shall report directly to the Company’s Chairman of the Board.

4.              At-Will Employment; Severance: The Executive’s employment with the Company is on an at-will basis.  If terminated by the Company for any reason other than Cause, including a Change in Control, or by the Executive for Good Reason (each as defined below), the Company shall provide severance to the Executive, payable in installments, each of which shall be considered a separate “payment” for purposes of Section 409A of the Internal Revenue Code

(“Section 409A”), accordance with the Company’s normal payroll practice, of 12 month’s Base Salary, the Executive’s Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs to the extent not paid prior to termination, an Annual Bonus of 120% of the then-current Base Salary, Base Salary through the date of termination, accrued vacation, any reimbursement of all business and professional development expenses incurred but not yet reimbursed, and any benefits payable upon termination of employment under the Company’s employee benefit plans (other than any severance pay plan).  In addition the Company shall reimburse the Executive for COBRA payments made by the Executive for himself and his eligible dependents for 12 months following termination by the Company for any reason other than Cause, including a Change in Control, or by the Executive for Good Reason.

Notwithstanding the foregoing, the Executive shall not be entitled to receive the severance pay and benefits described in the preceding paragraph (other than Base Salary through the date of termination, accrued vacation, any reimbursement of all business and professional development expenses incurred but not yet reimbursed, and any benefits payable upon termination of employment under the Company’s employee benefit plans), until the Executive has executed a general release (the “Release”) of all claims against the Company arising out of his employment, other than claims arising after the date of execution, the Executive’s right to indemnification and continued coverage under the Company’s Director’s and Officer’s policy, and claims that cannot by law be released.  The Release shall be on commercially reasonable terms, in the form customarily used by the Company for its senior executives, and shall also provide for the Company to release any claims against the Executive not involving fraudulent or illegal conduct.  In order to receive such severance, the Executive must have signed the Release, and the period provided therein for revocation must have expired, by the sixtieth day after the date of termination.  Payment of severance shall commence as soon as practical after the revocation period has expired, provided that if the 60th day following the date of termination falls in the calendar year after the year of termination, no form of severance that is subject to Section 409A shall be paid until the first day of the second calendar year.

The Executive shall not be required to mitigate damages in order to receive the severance pay and benefits, and the Executive’s severance pay and benefits shall not be offset by any compensation received by the Executive from other sources, except to the extent that the Executive’s medical coverage is discontinued by reason of his becoming covered by another medical plan in accordance with COBRA.

In the event of the Executive’s termination of employment by reason of death or permanent disability, the Executive or his personal representative shall be entitled to receive the Executive’s Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs to the extent not paid prior to termination, an Annual Bonus of 120% of the then-current Base Salary, Base Salary through the date of termination, accrued vacation, any reimbursement of all business and professional development expenses incurred but not yet reimbursed, and any benefits payable upon termination of employment under the Company’s employee benefit plans.

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the Effective Date, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Company’s then outstanding securities as of the Effective Date); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of the Effective Date cease to constitute a majority of the Board of Directors of the Company (the “Board”); (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Executive; (B) the Executive’s commission of a crime involving fraud or intentional dishonesty, which results in the Executive’s substantial personal enrichment and material adverse effect to the Company; or (C) the Executive becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Executive is charged solely as a result of his position with the Company.

For purposes of this Agreement, “Good Reason” shall mean any of the following:  (A) reduction of Executive’s title, position, responsibilities, authority or duties to a level less than the title, position, responsibilities, authorities or duties he occupied or possessed, on the date immediately preceding such reduction; (B) a reduction in Executive’s Base Salary or Annual Bonus opportunity, other than as part of a general reduction of senior management compensation that does not apply disproportionately to the Executive; (C) the

Company requiring the Executive to be based at a materially different geographic location, other than as part of a relocation of a significant portion of the Company’s senior management; (D) the Company’s material breach of any provision of this Agreement, or any other agreement between the Company and the Executive; or (E) a failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of substantially all of the Company’s business and/or assets.  Notwithstanding the foregoing, the Executive’s resignation shall not be considered to be for Good Reason unless the Company receives, within 90 days following the date on which the Executive knows, or with the exercise of reasonable diligence would know, of the occurrence of any of the events set forth in clauses (A) through (E) above, written notice from the Executive specifying the specific basis for his belief that he is entitled to terminate employment for Good Reason, the Company fails to cure the event constituting Good Reason within 30 days after receipt of such written notice thereof, and the Executive terminates employment within 30 days following expiration of such cure period.

5.              Location: The Executive will be based in the Los Angeles, California, metropolitan area.  During the Employment Period, the Company shall provide the Executive with an office and appropriate equipment and support staff.  Following the Employment Period, unless the Employment Period was terminated by the Company for Cause (as defined below), the Company will make available to the Executive the office occupied by the Executive at the Employment Period ended for the balance of the lease term on such office (not including any renewal periods).

6.              Representations and Warranties:  The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Executive, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

7.              Indemnity:  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the Executive is or was a trustee, director, member, agent or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

a.              Expenses. As used in this Section 7, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

b.              Enforcement. If a claim or request under this Section 7 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Colorado law.

c.               Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

d.              Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming the Executive as a covered party in an amount deemed mutually sufficient to the Company and the Executive.  The Executive shall continue to be covered by the policy following the termination of his employment for any reason, at the same level of coverage as the most senior executives in active employment.

8.              Nondisparagement.  During the term of his employment and thereafter, the Executive will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company (including its subsidiaries and affiliates) will not make, and agrees to use reasonable efforts to cause its directors and senior executives to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about the Executive (or authorizing any statements or comments to be reported as being attributed to the Company).  Nothing in this Section 8 shall prohibit the Executive or the Company from providing truthful information in response to a subpoena or other legal process.

9.              Survival of Certain Provisions: All provisions of this Agreement, including without limitation the representations, warranties and covenants and indemnity provisions contained in Sections 2, 4, 6 and 7 of this Agreement and the Company’s obligation to pay the Executive any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement or the Executive’s employment to the extent necessary to enable the parties to enforce their respective rights hereunder, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

10.       Notices: Any notice given with respect to this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 1621 18th Street, Suite 200, Denver, CO 80202, and (b) if to the Executive, at 9595 Wilshire Boulevard, Suite 310, Beverly Hills, CA, 90212 in either case with a copy to the Company’s legal counsel, Jeff Knetsch, Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, 22nd Floor, Denver, CO 80202.  Either party may change the address to which notices shall be given by notice given in the same manner.

11.       Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.       Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

13.       Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.       Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. Each party shall pick a mediator selector and the two mediator selectors shall then pick and appoint a mediator.  The Company will pay all mediation related costs, including, without limitation, the Executive’s costs and reasonable fees, including attorneys’ fees, incurred in selecting a mediator and obtaining counsel for purposes of the mediation.

15.       Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, shall be instituted and maintained in the State or Federal courts sitting in the State of California.  Each party waives the right to change of venue.

16.       Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

17.       Section 409A:  It is the intent of the parties that all amounts payable to the Executive pursuant to this Agreement or otherwise shall either be exempt from Section 409A, or shall be paid in a manner that complies with all requirements of Section 409A, and to the maximum extent possible this Agreement shall be so construed.  Without limiting the generality of the foregoing, any reimbursement of expenses that constitutes taxable income shall be paid to the Executive not later than the last day of the year following the year in which the expense is incurred, and, to the extent that any amount payable to the Executive by reason of his termination of employment constitutes deferred compensation subject to

Section 409A, (A) if the Executive incurs a termination of employment that does not constitute a “separation from service” as defined in Section 409A, then Executive’s right to payment of such amount shall be vested at the time of his termination of employment, but payment shall be deferred until the Executive incurs a separation from service as so defined or dies, and (B) if the Executive is a “specified employee” as defined in Section 409A at the time he incurs a separation from service, any amount payable by reason of such separation from service (including an amount deferred pursuant to (A)) shall not be paid until the first day of the seventh month following the month that includes the separation from service, or if earlier the date of the Executive’s death.  Any amounts deferred pursuant to (A) or (B) shall be paid in a lump sum, without interest, at the time specified in (A) or (B).

18.       Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties have executed this Agreement as of the date first written above.

Chad Brownstein	Prospect Global Resources Inc.

/s/ Chad Brownstein	By:	/s/ Patrick L. Avery
Patrick L. Avery
President and Chief Executive Officer